EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-51538 and No. 333-163818) of Greene County Bancorp, Inc. (the “Company”) of our report dated September 30, 2013, relating to the Company’s consolidated financial statements as of and for the year ended June 30, 2013, which report appears in Item 8 of this Form 10-K.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

September 30, 2013